Exhibit 99.1



                Paxar Corporation Elects Rob van der Merwe to the
                  Additional Position of Chairman of the Board


     WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Nov. 14, 2006--Paxar Corporation (NYSE: PXR) announced that at its Board of Directors meeting today, Rob van der Merwe, President and Chief Executive Officer, was elected to the additional position of Chairman of the Board, effective January 1, 2007. Mr. van der Merwe joined Paxar as President and Chief Executive Officer in April 2005.

     Arthur Hershaft, Chairman of the Board, who will be retiring from that position on December 31, 2006, was elected to the honorary position of Chairman Emeritus, effective January 1, 2007. Mr. Hershaft served as Chairman of the Board since 1986 and as Chief Executive Officer from 1980 through August 2001, resuming that position from May 2003 through late April 2005.

     Thomas R. Loemker, Lead Director of the Paxar Board of Directors, said, "Since Rob arrived at Paxar, the Board has been delighted with his leadership skills and strategic vision that will lead Paxar to the next level of growth. We are particularly pleased with the smooth transition of executive responsibilities over the past eighteen months. The Board also greatly appreciates Arthur's considerable contributions to Paxar. He leveraged his strong entrepreneurial spirit with sound business acumen to build this Company into the established leader in our industry."

     Paxar Corporation is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar's leadership in brand development, merchandising, information services and supply chain solutions enables the Company to satisfy customer needs around the world.



                          For more information on Paxar
                     call Investor Relations - 914.697.6862
                         or visit our Company's Web site
                                  www.paxar.com


     CONTACT: Paxar Corporation
              Bob Powers, 914-697-6862
              Vice President, Investor Relations